Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

InterVideo, Inc.:

We consent to the use of our report dated May 30, 2003 with respect to the consolidated balance sheets of InterVideo, Inc. and subsidiaries (the Company) as of December 31, 2001 and 2002, and the related consolidated statements of operations, redeemable preferred stock, stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2002, included herein and the references to our firm under the heading “Experts” in the prospectus and summary consolidated financial data.

Our report dated May 30, 2003 contains an explanatory paragraph that refers to a restatement of the consolidated financial statements as of December 30, 2001, and for each of the years in the two-year period ended December 31, 2001, which consolidated financial statements were previously audited by other auditors who have ceased operations, and to the Company’s adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” effective January 1, 2002.

/s/    KPMG LLP

Mountain View, California

June 24, 2003